Exhibit 10.1

EXECUTION VERSION

GSO CAPITAL PARTNERS LP

345 Park Avenue, 31st Floor

New York, NY 10154

January 23, 2020

CONFIDENTIAL

Boxwood Merger Corp.

Atlas TC Holdings LLC

8801 Calera Dr.

Austin, TX 78735

Attn: Steven Kadenacy

Re: Project Atlas

Commitment Letter

Ladies and Gentlemen:

Boxwood Merger Corp., a Delaware corporation (the “SPAC”), has advised GSO Capital Partners LP (together with its affiliates and funds and accounts managed or advised by it, “GSO,” “we” and “us”) that you intend to acquire (the “Acquisition”), through Atlas TC Buyer LLC, a newly formed Delaware limited liability company controlled by you (the “Acquisition Co.”) and a wholly-owned subsidiary of Atlas TC Holdings LLC, a Delaware limited liability company controlled by you (“Holdings”, and together with the SPAC, the “Issuers” or “you”), all of the outstanding equity interests of Atlas Intermediate Holdings LLC, a Delaware limited liability company (the “Target”), and to consummate the other transactions contemplated in the Transaction Summary attached hereto as Exhibit A (the “Transaction Summary”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Transaction Summary, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or the Summary of Conditions Precedent attached hereto as Exhibit C (such Exhibits A, B and C, together with this commitment letter, the “Commitment Letter”).

1.	Commitments.

GSO is pleased to advise you of its commitment to purchase (i) 100% of the initial liquidation preference amount of $145,000,000 (subject to adjustment as provided below) of a single class of series A senior preferred units of Holdings (the “Preferred Units”), having the terms and conditions set forth in the Term Sheet for an aggregate cash purchase price equal to $145,000,000 (subject to adjustment as provided below) (net of the Closing Payment (as defined in the Closing Payment Letter (as defined below)); provided that such amount may be adjusted as set forth in the Term Sheet; and (ii) unless you have reduced the initial liquidation preference amount of Preferred Units offered for sale to GSO to less than $145,000,000, shares of Class A common stock of the SPAC, par value $0.0001 per share (the “Common Stock”), in an amount of $10,000,000, in each case subject only to the Exclusive Funding Conditions. The issuance of the Preferred Units and the Common Stock is referred to herein as the “Equity Financing,” and the commitment to purchase the Preferred Units and the Common Stock are referred to herein as the “Commitments.”

Boxwood Merger Corp.

January 23, 2020

2.	Exclusivity.

From the date hereof until the earliest of (a) the mutual agreement of the parties hereto not to pursue the execution of the definitive documentation relating to the Equity Financing, (b) the Closing Date (as defined below) and (c) the Termination Date (as defined below) (such period, the “Exclusivity Period”), you:

(i)	shall not, and shall not permit any of your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, agents and advisors and any other person acting on your or their behalf to, without the prior written consent of GSO, directly or indirectly solicit, participate in any negotiation or discussion with or provide or afford access to information to any third party (other than GSO, its affiliates and representatives) with respect to, or otherwise effect, facilitate, encourage or accept any offers for the purchase or provision of the issuance of the Preferred Units or any alternative equity or debt financing arrangements in connection with financing all or a portion of the Acquisition (other than the Debt Financing or the issuance of or continued investment in Common Stock), in each case on terms and conditions reasonably satisfactory to us, and indebtedness permitted to remain outstanding under the Acquisition Agreement; and

(ii)	shall terminate or have terminated on or prior to the date hereof any written agreement or arrangement related to the foregoing set forth in clause (i) above (other than the matters described in the final parenthetical thereto) to which you or any of your affiliates are parties, as well as any activities and discussions related to the foregoing as may be continuing on the date hereof with any party other than GSO and its representatives, affiliates and any agent or investor or potential agent or investor for the Equity Financing.

3.	Information.

You hereby represent and warrant that (a) all information (excluding the Projections (as defined below), industry-specific information and information of a general economic nature) (all such non-excluded information, the “Information”) that has been or will be made available to GSO by or on behalf of the SPAC, Holdings, Acquisition Co., the Target or any of their respective representatives in connection with the Transactions is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the financial projections, budgets, estimates, forecasts and other forward-looking information with respect to the Acquisition Co. and its subsidiaries (after giving effect to the Acquisition) (the “Projections”) that have been or will be made available to GSO by or on behalf of the SPAC, Holdings, Acquisition Co., the Target or any of their respective representatives in connection with the Transactions have been or will be prepared in good faith based upon assumptions that are believed to be reasonable at the time made (it being understood that Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized and that actual results may differ from the projected results and such differences may be material). You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or, in the case of any Information and Projections furnished by the Target or its representatives, use commercially reasonable efforts to cause to be supplemented) the Information and the Projections so that such representations will be correct in all material respects under those circumstances.

Boxwood Merger Corp.

January 23, 2020

4.	Closing Payment.

As consideration for the Commitments, Holdings agrees to pay (or to cause to be paid) to GSO on the Closing Date, the amounts set forth in the Closing Payment Letter, dated as of the date hereof, between you and us (as amended, restated, supplemented or otherwise modified from time to time, the “Closing Payment Letter”). Once paid, the Closing Payment shall not be refundable under any circumstances.

5.	Conditions.

The Commitments of GSO are subject only to the conditions set forth on Exhibit C hereto (collectively, the “Exclusive Funding Conditions”), and upon the satisfaction (or waiver by GSO) of the Exclusive Funding Conditions, the Equity Financing shall occur. Notwithstanding anything in this Commitment Letter, the Equity Financing Documentation or any other letter agreement or other undertaking concerning the Equity Financing or the Acquisition to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to effectuation of the Equity Financing on the Closing Date shall be (i) such of the representations and warranties made by or with respect to the Target in the Acquisition Agreement as are material to the interests of GSO, but only to the extent that you or your affiliates have the right pursuant to the Acquisition Agreement to terminate your or their respective obligations to consummate the Acquisition (or the right pursuant to the Acquisition Agreement not to consummate the Acquisition) as a result of a breach of such representations and warranties (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Equity Financing Documentation shall be in a form such that they do not impair the consummation of the Equity Financing on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by GSO in writing). For purposes hereof, “Specified Representations” means the representations and warranties of the Issuers set forth in the Equity Financing Documentation relating to: corporate or other organizational existence of Holdings and the SPAC; organizational power and authority (as to execution, delivery and performance of the applicable Equity Financing Documentation); the due authorization, execution, delivery and enforceability of the applicable Equity Financing Documentation; solvency as of the Closing Date (after giving effect to the Acquisition) of the Issuers and your respective subsidiaries on a consolidated basis (to be consistent with the solvency certificate attached as Annex I to Exhibit C hereto); no conflict with the organizational documents of the Issuers related to the entering into and issuance under, and performance of, the Equity Financing Documentation; capitalization of the Issuers (including that the Preferred Units and the Common Stock have been validly issued, and are fully paid and non-assessable); status of the Preferred Units as senior to all equity of Holdings; Beneficial Ownership Certification; Federal Reserve margin regulations; the Investment Company Act; OFAC; FCPA; other KYC or similar legal requirements; and the PATRIOT Act (as defined below). This paragraph shall be referred to herein as the “Certain Funds Provision”.

6.	Expenses; Indemnification.

You agree, whether or not the Closing Date occurs, to pay on the Closing Date, and thereafter (or if the Closing Date does not occur), within 15 days after written demand therefor, all of GSO’s reasonable and documented fees, out-of-pocket costs and out-of-pocket expenses as set forth in the Term Sheet. You further agree that, once paid, the fees and expense reimbursement or any part thereof payable hereunder will not be refundable under any circumstances, except as agreed to between you and us. All fees and expenses payable hereunder will be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim. Notwithstanding the foregoing, it is agreed that the Closing Payment (as defined in the Closing Payment Letter) shall only be payable if the Closing occurs.

Boxwood Merger Corp.

January 23, 2020

In addition, you agree to indemnify and hold harmless GSO and its affiliates and their respective controlling persons and their respective officers, directors, employees, agents, advisors, partners and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees, disbursements and other charges of one common counsel for all Indemnified Persons and, solely in the case of an actual or potential conflict of interest where the Indemnified Person(s) affected by such conflict informs you of such conflict and thereafter, retains their own counsel, one additional conflicts counsel to each group of similarly affected Indemnified Persons taken as a whole and (in either case) one local counsel, one foreign counsel and one regulatory counsel in each relevant jurisdiction (which may be a single counsel for multiple jurisdictions) to all (and/or each group of similarly affected) Indemnified Persons), joint or several, to which any such Indemnified Person becomes subject to the extent arising out of any claim, litigation, investigation or proceeding (including any inquiry or investigation) (any of the foregoing, a “Proceeding”) relating to or resulting from or in connection with this Commitment Letter, the Closing Payment Letter, the Transactions, the Acquisition or any use of the proceeds thereof, regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third party, and to reimburse each such Indemnified Person promptly following written demand for any reasonable and documented or invoiced out-of-pocket legal fees and expenses of one firm of counsel for all such Indemnified Persons, taken as a whole, and of a single local counsel, a single foreign counsel and a single regulatory counsel in each relevant jurisdiction (which may be a single counsel for multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest where the Indemnified Person(s) affected by such conflict informs you of such conflict and thereafter, retains their own counsel, one additional firm of counsel and one additional local counsel, one additional foreign counsel and one additional regulatory counsel in each relevant jurisdiction to each group of similarly affected Indemnified Persons and other reasonable and documented or invoiced out-of-pocket fees and expenses to the extent incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related fees or expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter, the Closing Payment Letter or any Equity Financing Documentation by, such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees or partners, in each case, who are involved in the Transactions (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you, Acquisition Co., the Target or any of your or their affiliates. The foregoing provisions in this paragraph shall be, by the applicable provisions contained in the Equity Financing Documents upon execution thereof and thereafter shall have no further force and effect.

Boxwood Merger Corp.

January 23, 2020

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or partners, in each case, who are involved in the Transactions, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision and (ii) without in any way limiting your indemnification obligations set forth above, none of us, you, your subsidiaries and other affiliates, the Target or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Closing Payment Letter, the Transactions (including the Equity Financing and the use of proceeds thereunder) or with respect to any activities related to the Commitments, including the preparation of this Commitment Letter, the Closing Payment Letter and the Equity Financing Documentation..

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction against an Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 6.

You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceeding against an Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission as to fault, culpability or a failure to act by or on behalf of any Indemnified Person.

If any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you upon its determination to seek indemnification; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 6.

7.	Miscellaneous.

Except as set forth in the succeeding sentence, this Commitment Letter and the Commitments shall not be assignable by either party without the prior written consent of the other party (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and the Indemnified Parties), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties) and are not intended to create a fiduciary relationship between the parties hereto. Any and all obligations of GSO hereunder (including, without limitation, the Commitments, which may be assigned to GSO’s affiliates and funds and accounts managed or advised by it or limited partners thereto) may be performed, and any and all rights of GSO hereunder may be exercised, through or by any of its affiliates (provided that until the consummation of the Equity Financing on the Closing Date, GSO shall remain obligated pursuant to the terms hereof and shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or .pdf electronic (or similar format by electronic mail) transmission shall be effective as delivery of a manually executed counterpart hereof. Each party hereto acknowledges and agrees that each other party hereto and the other Indemnified Parties shall not have any liability or responsibility for any indirect, special, punitive or consequential damages that may be claimed or alleged in connection with this Commitment Letter or any activities in connection herewith. This Commitment Letter constitutes the entire agreement among the parties hereto as to the subject matter hereof and supersedes all prior understandings, whether written or oral, between us with respect to the Equity Financing. This Commitment Letter and the rights and the obligations of the parties hereunder, including but not limited to the validity, interpretation, construction, breach, enforcement or termination hereof, and whether arising in contract or tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that the laws of the State of Delaware shall govern in determining (a) the interpretation of a Material Adverse Effect (as defined in the Acquisition Agreement) and whether a Material Adverse Effect has occurred for purposes of the Acquisition Agreement, (b) the accuracy of any Acquisition Agreement Representations and whether as a result of any breach thereof you or your affiliates have the right pursuant to the Acquisition Agreement to terminate your or their respective obligations to consummate the Acquisition (or the right pursuant to the Acquisition Agreement not to consummate the Acquisition) and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement.

Boxwood Merger Corp.

January 23, 2020

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, New York City, and any appellate court from any ruling thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Notwithstanding any term or provision hereof to the contrary, all of the obligations of GSO and you hereunder in respect of exclusivity, indemnification, expense reimbursement, non-refundability of fees (if applicable), that we are not acting in a fiduciary relationship with you and may have conflicting interests, governing law, submission to jurisdiction and waiver of the right to trial by jury shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the occurrence of the Termination Date (as defined below); provided that GSO’s confidentiality obligations hereunder shall automatically terminate upon the execution of the Equity Financing Documentation to the extent superseded by such Equity Financing Documentation and in any event shall automatically terminate on the date that is one year following the date of this Commitment Letter. Notwithstanding anything herein to the contrary, your obligations and liabilities hereunder shall terminate on the Closing Date and be superseded by the provisions of the Equity Financing Documentation upon execution thereof (but only to the extent the provisions of the Equity Financing Documentation cover the substance of the foregoing provisions set forth herein).

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER.

Boxwood Merger Corp.

January 23, 2020

GSO hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), GSO may be required to obtain, verify and record information that identifies you and/or the Acquisition Co. and your and their subsidiaries, which information includes the name, address, tax identification number and other information regarding you and/or the Acquisition Co. that will allow GSO to identify you and/or the Acquisition Co. in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to GSO.

You acknowledge that GSO and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests. Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You acknowledge and agree that GSO has been engaged solely as an independent contractor to provide the Equity Financing set forth herein. In connection therewith, GSO will be acting solely pursuant to a contractual relationship on an arm’s length basis with respect to the Equity Financing (including in connection with determining the terms of the Equity Financing) and not as an agent of or financial advisor or a fiduciary to you or the Acquisition Co. or any other person. Additionally, you acknowledge that GSO is not advising you or the Acquisition Co. or any of your or their affiliates as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You and the Acquisition Co. shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and GSO shall have no responsibility or liability to you, the Acquisition Co. or any other person with respect thereto. You further acknowledge and agree that any review by GSO of you and/or the Acquisition Co., the terms of the Equity Financing and other matters relating thereto will be performed solely for the benefit of GSO and shall not be on behalf of you or the Acquisition Co. or any other person. You waive, to the fullest extent permitted by law, any claims that GSO has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, it being acknowledged and agreed that the commitments provided hereunder are subject only to the Exclusive Funding Conditions, and upon (but subject to) satisfaction thereof, the consummation of the Equity Financing shall occur.

Boxwood Merger Corp.

January 23, 2020

Notwithstanding anything herein to the contrary, each of the parties hereto acknowledges that SPAC has established the Trust Account for the benefit of its public stockholders, which holds proceeds of its initial public offering. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, GSO, for itself and for all Purchasers and Related Persons it has the authority to bind, hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to SPAC’s public stockholders), and hereby waives any claims it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to SPAC’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Commitment Letter) among SPAC, Holdings or GSO and will not seek recourse against the Trust Account (or distributions therefrom to SPAC’s public stockholders) for any reason whatsoever.

Furthermore, you acknowledge that GSO and its affiliates may have fiduciary or other relationships whereby GSO and its affiliates may exercise voting power over securities and loans of various persons, which securities and loans may from time to time include securities and loans of the SPAC, Holdings, Acquisition Co., the Target or other potential creditors or investors. You acknowledge that GSO and its affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary or other relationships without regard to GSO’s relationship to you hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, on the date hereof. The Commitments and the agreements of GSO contained herein will automatically, and without notice or further action, expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter, the Commitments and the agreements of GSO contained herein will automatically, and without notice or further action, terminate at the earliest of: (a) the termination of the Acquisition Agreement in accordance with its terms, (b) the closing of the Acquisition without the use of the Equity Financing proposed hereunder or (c) 5:00 p.m., New York City time, on February 19, 2020 (the “Termination Date”), unless we agree, in our sole discretion, to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Sincerely,

GSO CAPITAL PARTNERS LP

By	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

BOXWOOD MERGER CORP.

By	/s/ Stephen M. Kadenacy
	Name:	Stephen M. Kadenacy
	Title:	Chief Executive Officer

ATLAS TC HOLDINGS LLC

By	/s/ Stephen M. Kadenacy
	Name:	Stephen M. Kadenacy
	Title:	Chief Executive Officer

[Signature Page to Commitment Letter]

EXHIBIT A

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in (i) the Commitment Letter to which this Exhibit A is attached and (ii) in Exhibits B and C thereto.

Atlas TC Buyer LLC, a newly formed limited liability company organized under the laws of the State of Delaware (“Acquisition Co.” or the “Borrower”), formed at the direction of, and controlled by, Boxwood Merger Corp., a Delaware corporation (the “SPAC”), intends to (i) acquire (the “Acquisition”) all of the outstanding equity interests of Atlas Intermediate Holdings LLC, a Delaware limited liability company (the “Target”), pursuant to a Unit Purchase Agreement, dated as of August 12, 2019, by and among the SPAC, Holdings, Acquisition Co., the Target and Atlas Technical Consultants Holdings, LP, a Delaware limited partnership (the “Seller”) (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”), and (ii) immediately after the consummation of the Acquisition, merge with and into the Target, with the Target being the surviving entity.

The SPAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more operating businesses (a “Business Combination”), and in connection therewith, the SPAC now seeks to consummate the Acquisition. The SPAC is required, by the terms of its documents of incorporation, after signing the Acquisition Agreement (which constitutes the definitive agreement for the Business Combination) to seek shareholder approval (the “Proxy Process”) of the Business Combination at a meeting called for such purpose, and thereafter shareholders of the SPAC may seek to redeem their Class A common stock in the SPAC, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the SPAC’s trust account (the “Trust Account”) calculated as of two business days prior to the consummation of the Business Combination, including interest but less income taxes payable.

In connection with the foregoing, it is intended that (subject to adjustment as provided under the SPAC Equity Adjustment Mechanism (as defined below)):

(a) prior to, or concurrently with, the execution and delivery by the SPAC of the Commitment Letter, the SPAC has obtained commitments from (i) the founding shareholders of the SPAC and certain co-investors thereof in the SPAC to not have their equity interests in the SPAC (such equity interests, the “Founder Share Value”) redeemed as part of the Acquisition and to vote their shares in favor of the Acquisition, (ii) Bernhard Capital Partners Management LP (“BCP”) and the current management equity holders of the Target (“Target Management”) to rollover a portion of their equity in the Target into common equity of Holdings (in an amount of no less than $120.0 million (the “Equity Rollover”), provided that the Target Management shall rollover all of their equity in the Target (other than a de minimis amount of cash consideration received in the Acquisition that may be necessary to comply with Seller’s operating agreement);

A-1

(b) the SPAC will directly or indirectly make cash equity contributions from any funds remaining in the Trust Account (other than funds that are necessary to effect the Buyer Stock Redemption (as defined in the Acquisition Agreement)) and additional common equity contributions to the SPAC from investors (which may include any Common Stock purchased by GSO) (collectively, with such funds remaining in the Trust Account, the “SPAC Closing Common Equity”) to Holdings (which in turn will contribute such amounts as common equity to Acquisition Co.) in an aggregate amount of at least $10.0 million (the “SPAC Equity Contribution”), which SPAC Equity Contribution (which, for the avoidance of doubt, does not include any amounts held in the Trust Account to be used to effect the Buyer Stock Redemption (as defined in the Acquisition Agreement)), when combined with the Founder Share Value, the Equity Rollover, will on a pro forma basis constitute an aggregate amount equal to at least 36.5% of the sum of (A) the aggregate gross proceeds of the First Lien Term Facility borrowed on the Closing Date plus (B) the SPAC Equity Contribution actually contributed to Holdings (and then to Acquisition Co.) plus (C) the Founder Share Value plus (D) the Equity Rollover plus (E) the aggregate liquidation value of the Preferred Units purchased by GSO (such equity amount, the “Minimum Equity Amount”) (it being understood that, for the avoidance of doubt, (i) the SPAC Equity Contribution is in addition to the Founder Share Value, the Equity Rollover and (ii) the SPAC Equity Contribution will be made with proceeds initially received by the SPAC from its initial public equity offering as well as any additional cash equity raised by the SPAC after the date hereof to fund the Acquisition and the Refinancing and to pay the Transaction Costs (as defined below));

(c) (i) Holdings will issue the Preferred Units in accordance with the Commitment Letter and the Equity Financing Documentation and 100% of the proceeds (net of the Closing Payment and any transaction expenses related to the Preferred Units and the Common Stock) received from the Purchasers by Holdings will be contributed as common equity to Acquisition Co. and (ii) the SPAC will issue the Common Stock in accordance with the Commitment Letter and the Equity Financing Documentation and 100% of the proceeds received from the Purchasers by the SPAC will be contributed as common equity to Acquisition Co. (the “Equity Financing”);

(d) the Borrower will obtain the first lien term facility in an aggregate principal amount of $281.0 million (the “First Lien Term Facility”) and the revolving facility in an amount not to exceed $40.0 million (the “Revolving Facility”), which shall be undrawn on the Closing Date except to the extent permitted under the Debt Commitment Letter (as defined below) but in an amount not to exceed an amount required to (i) fund any original issue discount or upfront fees imposed as a result of the exercise of any Debt Commitment Flex Rights (as defined in Exhibit B to this Commitment Letter), (ii) fund any working capital adjustment under the Acquisition Agreement and (iii) cash collateralize, back-stop or replace any existing letters of credit (collectively, the “Debt Financing”), in each case as further described in  the debt commitment letter dated August 12, 2019 (as amended as of the date hereof, the “Debt Commitment Letter”) by and among you and Macquarie Capital (USA) Inc., Macquarie Capital Funding LLC and Natixis, New York Branch (collectively, the “Debt Commitment Parties”); and

(e) the proceeds of the Debt Financing and the Equity Financing received on the Closing Date, together with the proceeds from the SPAC Equity Contribution, will be applied (i) to repay and refinance the existing indebtedness for borrowed money of the Target and its subsidiaries other than (I) certain indebtedness that GSO and the Borrower reasonably agree may remain outstanding after the Closing Date and (II) ordinary course capital leases, purchase money indebtedness and deferred purchase price obligations (the “Refinancing”), (ii) to pay the cash consideration for the Acquisition, (iii) to pay certain fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), and (iv) to provide for the working capital and general corporate purposes of the Borrower and its restricted subsidiaries.

For purposes hereof and of the Term Sheet, to the extent that the SPAC Equity Contribution is greater than $10.0 million, the amount of the Equity Rollover shall be reduced (and the cash portion of the Acquisition consideration shall be increased) by an amount equal to the difference between (x) the amount of the SPAC Equity Contribution minus (y) $10.0 million, until such time as the Equity Rollover is equal to $120.0 million (the foregoing, the “SPAC Equity Adjustment Mechanism”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter, “Closing Date” shall mean the date of the satisfaction or waiver in writing by GSO of the conditions set forth in Exhibit C to this Commitment Letter, the Acquisition is consummated and the Equity Financing occurs.

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EXHIBIT B

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the commitment letter to which this exhibit is attached, including the other exhibits thereto (the “Commitment Letter”).

Preferred Equity Issuer:	Atlas TC Holdings, LLC (“Holdings”).

Common Equity Issuer:	Boxwood Merger Corp. (the “SPAC”).

Purchasers:	(a) GSO Capital Partners LP (together with its affiliates and funds and accounts managed or advised by it, “GSO”) and (b) other investors (other than Bernhard Capital Partners Management LP (“BCP”) or entities affiliated with BCP or the SPAC) (the “Third Party Investors”) (collectively, the “Purchasers”).

Preferred Units:	145,000 units of a single class of Series A Senior Preferred Units of Holdings (the “Preferred Units”) with an initial liquidation preference of $1,000 per unit and an initial aggregate liquidation preference amount of $145,000,000 (the “Initial Aggregate Liquidation Preference Amount”); provided that, if the SPAC Equity Contribution is sufficient to reduce the Equity Rollover to $120,000,000 and in addition still have more than $10,000,000 available (such excess amount, the “Excess SPAC Equity Amount”), at the election of Holdings, the amount offered for sale to GSO may be reduced by up to an amount equal to the Excess SPAC Equity Amount, with such reduction not to exceed $15,000,000. In addition, Holdings may offer Preferred Units for sale to Third Party Investors; provided that the Third Party Investors will be required to purchase $1.75 of Common Stock for every $1.00 of Preferred Units purchased. Notwithstanding the foregoing, in no event shall GSO be offered to purchase less than $130,000,000 of Preferred Units.

Common Stock:	1,000,000 shares of Common Stock of the SPAC issued at $10.00 per share, subject to reduction in the event of sales of common stock or securities convertible into or exchangeable for common stock of the SPAC at an implied price per share below $10.00 prior to the Closing Date; provided that GSO will not be obligated to purchase any Common Stock if GSO is offered fewer than 145,000 Preferred Units on the terms set forth herein. For the avoidance of doubt, the transfer of founder shares to any person in connection with their acquisition or non-redemption of common stock or securities convertible into or exchangeable for common stock of the SPAC shall not be taken into account when determining the issue price of such Common Stock.

Liquidation Preference:	$1,000 per Preferred Unit, plus any accrued and unpaid dividends.

Maturity:	Perpetual.

Purchase Price:	100.00% of Liquidation Preference.

Dividends:	Minimum 5.00% per annum in cash, plus an additional 6.25% per annum in cash or 7.25% per annum in PIK (at Holdings’ option)

Dividends shall be payable quarterly in arrears. Payment of cash dividends shall be subject to any limitations set forth in the documentation for the Debt Financing (as in effect on the Closing Date, but which may be adjusted thereafter to take into account the exercise of any “flex” rights set forth in the Debt Commitment Letter and any related fee letter (the “Debt Commitment Flex Rights”), in each case, as in effect as of the date hereof (the “Debt Financing Documentation”). If a cash dividend payment is not made because of a limitation under the Debt Financing Documentation, then the dividend shall PIK at 14.25% per annum until any cash payment is made.

Ranking:	The Preferred Units will be senior in liquidation and distribution rights with respect to all other equity of Holdings.

Conversion:	The Preferred Units will not be convertible into any other securities of Holdings.

Redemption Date at Option of the Purchasers:	The Preferred Units may be redeemed at 100% of Liquidation Preference in cash (including accrued and unpaid Dividends and any dividends paid-in-kind), at the option of the Purchasers, after the date which is 8 years after the Closing Date (the “Redemption Date”).

Mandatory Redemption:	Subject to the terms of Holdings’ and its subsidiaries’ senior credit agreements as in effect from time to time (including the Debt Financing Documentation), mandatory redemption (including accrued and unpaid Dividends and any dividends paid-in-kind, as well as the applicable Redemption Premium) would be required, upon (i) a change of control (to be defined on a basis to be mutually agreed), (ii) sales or other dispositions of all or substantially all of the assets, (iii) insolvency/bankruptcy of Holdings or the Target, (iv) an acceleration under any of the debt facilities of Holdings or its subsidiaries in an amount equal to or greater than $12 million, (v) a payment default on the Preferred Units that has not been cured within 5 business days of the Issuer’s receipt of written notice from GSO, (vi) a default under the protective provisions set forth below, (vii) a final judgement default against Holdings or any of its subsidiaries in an amount equal to or greater than $12 million that is not paid or covered by insurance, or (viii) an actual or asserted invalidity or enforceability of the Holdings Operating Agreement or Subscription Agreement by the SPAC, Holdings or any of its subsidiaries. If in connection with an event described in clause (i) or (ii) above, the Debt Financing or any replacement financing therefor is repaid in full in cash in accordance with its terms, Holdings shall be required to redeem the Preferred Units immediately after such repayment.

Redemption at Option of Issuer:	Not callable for two years subject to a customary make-whole with a discount rate set at the treasury rate plus 50 basis points. Callable from second anniversary to third anniversary at 103% of Liquidation Preference (“Redemption Premium”). Callable after third anniversary at 100% of Liquidation Preference.

Protective Provisions:	As long as any Preferred Unit is outstanding, Holdings and its subsidiaries will be subject to the following negative and affirmative covenants:

●	Alter or change any right, preference, privilege or power of (or restriction for the benefit of) the Preferred Units;

●	(A) Amend, amend and restate, supplement, alter, change or otherwise modify any of the Debt Financing Documentation in a manner that (i) extends the maturity of the Debt Financing Documentation beyond the Redemption Date, (ii) makes more restrictive the restricted payments provisions that could be used to pay the dividends described herein (other than as permitted by the exercise of the Debt Commitment Flex Rights) or (iii) increases the “all-in yield” applicable to the First Lien Term Facility or the Revolving Facility in a manner that would result in the “all-in yield” thereon to exceed by more than 3.00% per annum the “all-in yield” on the First Lien Term Facility or the Revolving Facility, as applicable, in each case as in effect on the Closing Date (excluding, however, (i) increases resulting from the exercise of the Debt Commitment Flex Rights, (ii) increases resulting from the accrual of interest at the default rate by no more than 2.00%, (iii) fluctuations in underlying rate indices and (iv) any rate increases effected at a time when the Consolidated Total Net Leverage Ratio (as defined in the Debt Financing Documentation as in effect on the Closing Date) is no greater than the Consolidated Total Net Leverage Ratio applicable to the restricted payments exception allowing solely for the payment of the cash dividend with respect to the Preferred Units pursuant to the Debt Financing Documentation) or (B) waive any default under the Debt Financing Documentation as a result of (x) any restatement of the audited financial statements to the extent such restatement demonstrates that there has been a material adverse effect on the assets, business or results of operations of Holdings and its subsidiaries taken as a whole (a “Material Adverse Effect”) or (y) any failure to deliver audited financial statements not subject to a “going concern” qualification (subject to customary carve-outs) to the extent that such “going concern” qualification evidences that there has been a Material Adverse Effect;

●	prohibitions on issuance or creation (by merger, reclassification or otherwise) of senior or pari passu equity securities, including (i) equity or equity-like securities (unless such issuance would be used to redeem 100% of the Preferred Units and pay 100% of the Liquidation Preference (in each case, subject to the Redemption Premium)) and (ii) any additional units of the Preferred Units; provided that the foregoing shall not restrict Holdings and its subsidiaries to form wholly-owned subsidiaries;

●	increase or decrease the number of authorized Preferred Units;

●	prohibitions on incurrence of additional debt and guarantees, including debt at the Issuer and the Issuer’s subsidiaries (excluding, among other exceptions to be agreed, drawdowns of revolving credit facilities as permitted by Issuer or the Issuer’s subsidiaries’ senior credit facilities), if such additional debt would result in the Consolidated Total Net Leverage Ratio (as defined in the credit agreements for the Debt Financing but excluding the Preferred Units in Consolidated Total Debt, for purposes of calculating consolidated total net leverage ratio) exceeding 3.50 to 1.00 (which in the case of any incremental revolving credit facility or increase to any existing revolving credit facility shall be calculated by assuming that such incremental facility or increase is fully drawn); provided, that notwithstanding the foregoing, the amount incurred under the term loan portion of the Debt Financing on the Closing Date shall not exceed $270.5 million, plus $10.5 million to be used to fund the consideration for the Long Engineering acquisition. To the extent the Long Engineering acquisition does not close within 10 business days after the Closing Date, the First Lien Term Facility will be prepaid by $10.5 million on the 11th business day after the Closing Date; provided that such amount shall be deposited into a restricted account of the Borrower to be held therein solely to finance the Long Engineering acquisition;

●	limitations on cash redemptions or repurchases of any equity that is junior to the Preferred Units, including common units (but not on cashless redemptions or conversion of equity);

●	limitations on transactions with affiliates;

●	limitations on asset sales;

●	restricted payments by Holdings or Target permitted under the Debt Financing Documentation may only be made, subject to certain exceptions to be agreed (including tax distributions for income allocated to the common units of Holdings), to fund dividend payments on the Preferred Units;

●	any payment of dividends made in reliance on a restricted payments incurrence-based basket exception shall rely, in the first instance (but only to the extent then available), on the ratio-based basket prior to such payment’s reliance on any other incurrence-based basket exception;

●	any reclassification rights with respect to restricted payments incurrence-based basket exceptions shall be exercised to reclassify any restricted payments made in reliance on the dollar basket to reliance on another basket, if and whenever permitted;

●	make any adverse changes to the organizational documents of the Issuer;

●	maintenance of limited liability company existence; and

●	maintenance of property and customary insurance.

For so long as any Preferred Unit is outstanding, except as required by law, the Issuer will not be permitted to engage in (i) an internal corporate reorganization that would have an adverse effect, in any material respect, on the holders of the Preferred Units or (ii) cash dividends or distributions from the Issuer or Issuer’s subsidiaries (other than dividends contemplated herein and other exceptions to be mutually agreed including distributions to cover taxes which shall be deemed an advance on distribution, distributions to the Issuer or its subsidiaries and pro rata distribution by non-wholly owned subsidiaries) without the prior written consent of the holders of the Preferred Units.

Additionally, such covenants and consent right shall survive any merger, consolidation, acquisition etc. of the Issuer and the foregoing prohibitions shall be taken neither directly or indirectly, nor by amendment, merger, consolidation or otherwise.

Notwithstanding the foregoing, except for the 3.50 to 1.00 leverage test referenced above and distribution on and redemptions of capital stock that is junior to the Preferred Units, the negative and affirmative covenants set forth above will be no more restrictive than the corresponding provisions in the Debt Financing Documentation and, in any event will provide for cushions to be agreed to certain baskets, thresholds and levels set forth therein.

Required Holders:	Following the Closing Date, any consent or waiver of the holders of the Preferred Units required pursuant to the terms of the Holdings Operating Agreement shall require the consent of holders of not less than a majority of the total outstanding Preferred Units; provided that the following matters shall require the consent of all holders of the Preferred Units, (i) any waiver or amendment to the dividend rate on the Preferred Units, (ii) any waiver or amendment to the timing or method of payment of any dividends, (iii) any waiver or amendment to the fees or other amounts payable to the Purchasers in respect of the Preferred Units (including the Redemption Premium or the Liquidation Preference) and (iv) an extension of the Redemption Date.

Tax Matters:	Cash payments in respect of the Preferred Units shall be treated as guaranteed payments and not allocated income. To the extent that holders of the Preferred Units are allocated income in respect of the Preferred Units for amounts related to PIK payments in excess of the cash payments received, holders of Preferred Units shall receive a tax distribution with respect thereto to the extent allowable under the Debt Financing Documentation (which distribution shall be treated as a payment in lieu of the commensurate amount of the PIK dividend).

Registration Rights:	The holders of the Common Stock will receive demand and piggyback registration rights as are customary for privately-placed SPAC common equity.

Transfers:	The Preferred Units shall be freely transferable so long as the transferee is being transferred at least 5% of the Preferred Units provided, that as long as GSO or its affiliates continue to own at least 50% of the Preferred Units issued, GSO may not transfer Preferred Units (unless a payment default or a bankruptcy event has occurred) to (i) any person designated by you as a “Disqualified Transferee” by written notice delivered to us prior to the Closing, or (ii) any person that is a competitor of SPAC, the Issuer or Target and their respective subsidiaries, which person has been designated as a “Disqualified Transferee” by written notice to us by you from time to time (but not less than 3 business days prior to such transfer date) (any such person, a “Competitor”), subject to compliance with applicable securities laws. Holdings shall use commercially reasonable efforts to assist any holder of Preferred Units in any transfer of Preferred Units without registration under the Securities Act of 1933, as amended, by providing customary information and access (a) in connection with any such holder’s marketing efforts or any potential transferee’s due diligence and financing arrangements and (b) in order to comply with applicable securities laws.

Documentation:	Definitive documentation for the purchase of the Preferred Units and the Common Stock shall include a Subscription Agreement between the Purchasers, the SPAC and Holdings, an Amended and Restated Limited Liability Company Agreement of Holdings (“Holdings Operating Agreement”), and a registration rights agreement, as well as other documentation customary for transactions of this type, including a letter agreement between GSO and Boxwood Sponsor LLC relating to the transfer of certain founder shares (as described below) and the Closing Payment Letter (collectively, the “Equity Financing Documentation”).

Board Observer:	The holders of a majority of the Preferred Units will have the right to appoint one non-voting observer to the board of directors or equivalent governing body (the “Board of Directors”) of the SPAC and Holdings, it being understood that, subject to customary limitations regarding conflicts of interest or attorney-client privilege, such observer shall be entitled to attend all meetings of the Board of Directors and any committees thereof and to receive all materials distributed to all members of the Board of Directors and any committees thereof in their capacity as such, including copies of monthly management reports, operational performance metrics and other financial and performance information provided to directors on a periodic basis. Such non-voting observer of the Board of Directors shall also be entitled to reimbursement for all reasonable and documented fees, out-of-pocket costs and out-of-pocket expenses incurred in connection with the execution of his or her role as an observer and attendance at such meetings, including, but not limited to, travel, meals, and accommodations. Before attending any meetings of the Board of Directors, the non-voting observer shall execute and deliver to the SPAC an agreement to abide by all policies applicable to members of the Board of Directors and a confidentiality agreement reasonably acceptable to the SPAC.

Expenses:	Whether or not the Closing Date occurs, the SPAC will pay on the Closing Date (or if the Closing Date does not occur, within 15 days after written demand therefor), all of GSO’s reasonable and documented fees, out-of-pocket costs and out-of-pocket expenses (including, without limitation, all such costs and expenses arising in connection with any due diligence investigation performed by GSO and the reasonable and documented fees and out-of-pocket expenses of any outside counsel to GSO and arising in connection with the negotiation, preparation, execution, delivery, administration and enforcement of the Commitment Letter and the negotiation, preparation, execution and delivery of the Equity Financing Documentation. From and after the occurrence of the Closing Date, the SPAC or Holdings will pay, within 15 days after written demand therefor, all of GSO’s reasonable and documented fees, out-of-pocket costs and out-of-pocket expenses (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of any outside counsel to GSO) arising in connection with the administration or enforcement of the Purchaser’s rights in respect of the Equity Financing and any amendment or waiver with respect to the Equity Financing Documentation.

Governing Law:	State of Delaware.

Counsel to GSO:	Willkie Farr & Gallagher LLP.

EXHIBIT C

SUMMARY OF CONDITIONS PRECEDENT1

The purchase and sale of the Preferred Units and the Common Stock on the Closing Date shall be subject solely to the satisfaction (or waiver by GSO in writing) of only the following conditions (subject to the certain Funds Provisions) on or prior to the Termination Date.

1. Substantially concurrently with the purchase and sale of the Preferred Units and the Common Stock contemplated by the Commitment Letter, (a) Holdings shall have received the Minimum Equity Amount, (b) the Equity Rollover shall have occurred, (c) the Debt Financing shall have been consummated on terms and conditions satisfactory to GSO, and the Acquisition Co. shall have received no more than $281.0 million in respect of the First Lien Term Facility and (d) the Refinancing shall have occurred (with all applicable related liens and guarantees to be released and terminated or customary provisions therefor made).

2. Substantially concurrently with the purchase and sale of the Preferred Units and the Common Stock, the Acquisition shall have been or shall be consummated in accordance with the terms and conditions of the Acquisition Agreement, as from time to time waived, amended, supplemented or otherwise modified, other than any such waiver, amendment, supplement, consent or other modification thereto that, individually or in the aggregate, is materially adverse to the interests of GSO unless GSO shall have consented thereto; provided that any change in the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interests of GSO.

3. (i) The execution and delivery of the Equity Financing Documentation by the Issuers and the Purchasers, which shall, in each case, be in accordance with the terms of the Commitment Letter and the Closing Payment Letter and (ii) the delivery to the Purchasers of issuance notices, customary incumbency certificates and closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization and a solvency certificate (substantially in the form of Annex I to this Exhibit C attached hereto), in each case with respect to each Issuer.

4. Since December 31, 2018, there has been no Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof).

5. GSO shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the SPAC and the Target for any subsequent fiscal quarter ended at least 45 days prior to the Closing Date.

6. GSO shall have received a pro forma consolidated balance sheet and related pro forma consolidated income statements of Holdings and its subsidiaries as of the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements of the Target have been delivered pursuant to paragraph 5 above, prepared giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the pro forma balance sheet) or as of the beginning of such period (in the case of the pro forma income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

[1]	Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.

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7. GSO shall have received, (x) at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in each case, to the extent requested of the SPAC and Holdings by GSO at least ten days prior to the Closing Date and (y) at least three business days prior to the Closing Date, with respect to Holdings or the SPAC to the extent that either qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and requested of the SPAC and Holdings by GSO at least ten days prior to the Closing Date.

8. Payment of all expenses then due by you or the Acquisition Co. to GSO in connection with the financing contemplated hereby (which amounts may be offset against the proceeds of the Equity Financing), to the extent invoiced at least two business days prior to the Closing Date, and all other amounts required to be paid on the Closing Date pursuant to the Closing Payment Letter shall have been paid, or shall be paid substantially concurrently with the issuance of the Preferred Units and the Common Stock (which amounts may be offset against the proceeds of the Preferred Units and the Common Stock).

9. The Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects on and as of the Closing Date, except in the case of any Specified Representation which expressly relates to a given date or period, in which case, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of such representations and warranties are qualified by or subject to a materiality, “material adverse effect”, “material adverse change” or similar term or qualification, such representations and warranties shall be true in all respects.

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ANNEX I

Form of Solvency Certificate

[     ], 2020

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the Subscription Agreement, dated as of [     ], 2020 (as amended, restated, amended and restated, supplemented and/or otherwise modified, the “Subscription Agreement”), by and among [________] (“Issuer”) and [_______]. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Subscription Agreement.

I, [     ], the [Chief Financial Officer / other senior financial officer] of Issuer, in that capacity only and not in my individual capacity, DO HEREBY CERTIFY on that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof, that:

1. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Issuer and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Issuer and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Issuer and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through [_______], Issuer and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Issuer and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

[Solvency Certificate]

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Issuer and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern.

2. Based on and subject to the foregoing, I hereby certify on behalf of Issuer that immediately after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Issuer and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Issuer and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) Issuer and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) Issuer and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3. In reaching the conclusions set forth in this Certificate, the undersigned (i) has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Issuer and its subsidiaries after consummation of the transactions contemplated by the Subscription Agreement, (ii) has reviewed the Subscription Agreement and the financial statements referred to therein and (iii) in the undersigned’s capacity as [Chief Financial Officer], is familiar with the financial condition of Issuer and its subsidiaries.

[Remainder of Page Intentionally Left Blank]

[Solvency Certificate]

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IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

Sincerely,

[___________]

By
Name:
	Title:	Chief Financial Officer

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